EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Euronet Worldwide, Inc.:

We consent to the use of our report dated February 19, 2021, with respect to the consolidated financial statements of Euronet Worldwide, Inc. and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP
Kansas City, Missouri
November 10, 2021